NEWS

Charter Announces Second Quarter 2024 Results

Stamford, Connecticut - July 26, 2024 - Charter Communications, Inc. (along with its subsidiaries, the “Company” or “Charter”) today reported financial and operating results for the three and six months ended June 30, 2024.

•Second quarter total residential and small and medium business ("SMB") Internet customers decreased by 149,000. As of June 30, 2024, Charter served a total of 30.4 million residential and SMB Internet customers.

•Second quarter total residential and SMB mobile lines increased by 557,000. As of June 30, 2024, Charter served a total of 8.8 million mobile lines.

•As of June 30, 2024, Charter had a total of 31.8 million residential and SMB customer relationships, excluding mobile-only relationships.

•Second quarter revenue of $13.7 billion grew by 0.2% year-over-year, driven by residential mobile service revenue growth of 36.9% and residential Internet revenue growth of 1.3%.

•Net income attributable to Charter shareholders totaled $1.2 billion in the second quarter.

•Second quarter Adjusted EBITDA1 of $5.7 billion grew by 2.6% year-over-year.

•Second quarter capital expenditures totaled $2.9 billion and included $1.1 billion of line extensions.

•Second quarter net cash flows from operating activities totaled $3.9 billion, compared to $3.3 billion in the prior year.

•Second quarter free cash flow1 of $1.3 billion increased from $668 million in the prior year, primarily due to higher Adjusted EBITDA, a more favorable change in working capital and lower cash taxes due to timing.

•During the second quarter, Charter purchased 1.5 million shares of Charter Class A common stock and Charter Communications Holdings, LLC ("Charter Holdings") common units for $404 million.

"We are executing well on several transformational initiatives, growing EBITDA through efficiencies, and improving our service and sales capabilities," said Chris Winfrey, President and CEO of Charter. "We remain fully focused on driving customer growth, with a unique, high quality product set that continues to evolve, creating long term value for shareholders."

1.Adjusted EBITDA and free cash flow are non-GAAP measures defined in the “Use of Adjusted EBITDA and Free Cash Flow Information” section and are reconciled to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, in the addendum of this news release.

Key Operating Results

	Approximate as of
	June 30, 2024 (c)	June 30, 2023 (c)	Y/Y Change
Footprint
Estimated Passings (d)	57,774	56,209	2.8%

Customer Relationships (e)
Residential	29,615	30,009	(1.3)%
SMB	2,222	2,219	0.2%
Total Customer Relationships	31,837	32,228	(1.2)%

Residential	(182)	13	(195)
SMB	3	4	(1)
Total Customer Relationships Quarterly Net Additions	(179)	17	(196)

Total Customer Relationship Penetration of Estimated Passings (f)	55.1%	57.3%	(2.2) ppts

Monthly Residential Revenue per Residential Customer (g)	$120.77	$120.25	0.4%
Monthly SMB Revenue per SMB Customer (h)	$165.28	$164.56	0.4%

Residential Customer Relationships Penetration
One Product Penetration (i)	47.7%	46.0%	1.7 ppts
Two Product Penetration (i)	33.2%	33.0%	0.2 ppts
Three or More Product Penetration (i)	19.2%	20.9%	(1.7) ppts

% Residential Non-Video Customer Relationships	57.1%	53.1%	4.0 ppts

Internet
Residential	28,318	28,549	(0.8)%
SMB	2,049	2,037	0.6%
Total Internet Customers	30,367	30,586	(0.7)%

Residential	(154)	70	(224)
SMB	5	7	(2)
Total Internet Quarterly Net Additions	(149)	77	(226)

Video
Residential	12,718	14,071	(9.6)%
SMB	591	635	(6.9)%
Total Video Customers	13,309	14,706	(9.5)%

Residential	(393)	(189)	(204)
SMB	(15)	(11)	(4)
Total Video Quarterly Net Additions	(408)	(200)	(208)

Voice
Residential	6,170	7,248	(14.9)%
SMB	1,276	1,294	(1.4)%
Total Voice Customers	7,446	8,542	(12.8)%

Residential	(268)	(225)	(43)
SMB	(12)	4	(16)
Total Voice Quarterly Net Additions	(280)	(221)	(59)

Mobile Lines (j)
Residential	8,531	6,410	33.1%
SMB	278	216	28.7%
Total Mobile Lines	8,809	6,626	32.9%

Residential	539	628	(89)
SMB	18	20	(2)
Total Mobile Lines Quarterly Net Additions	557	648	(91)

Enterprise (k)
Enterprise Primary Service Units ("PSUs")	312	294	6.1%
Enterprise Quarterly Net Additions	4	6	(2)
In thousands, except per customer and penetration data. See footnotes to unaudited summary of operating statistics on page 7 of the addendum of this news release. The footnotes contain important disclosures regarding the definitions used for these operating statistics. All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

As of June 30, 2024, Charter had 29.6 million residential customer relationships, excluding mobile-only relationships.

Second quarter residential Internet customers decreased by 154,000, largely driven by the end of the FCC's Affordable Connectivity Program ("ACP") subsidies in the second quarter, compared to an increase of 70,000 during the second quarter of 2023. Spectrum Internet® delivers the fastest Internet speeds1 in the nation. Charter is evolving its connectivity network at a lower cost than its competitors to offer symmetrical and multi-gigabit Internet speeds across its entire footprint. Charter's Advanced WiFi, a managed WiFi service that provides customers an optimized home network while providing greater control of connected devices with enhanced security and privacy is available to all Spectrum Internet customers.

Residential video customers decreased by 393,000 in the second quarter of 2024, compared to a decline of 189,000 in the second quarter of 2023. As of June 30, 2024, Charter had 12.7 million residential video customers.

During the second quarter of 2024, residential wireline voice customers declined by 268,000, compared to a decline of 225,000 in the second quarter of 2023. As of June 30, 2024, Charter had 6.2 million residential wireline voice customers.

During the second quarter of 2024, Charter added 539,000 residential mobile lines, compared to growth of 628,000 during the second quarter of 2023. Spectrum MobileTM is available to all new and existing Spectrum Internet customers and offers the fastest overall speeds,2 with plans that include 5G access, do not require contracts and include taxes and fees in the price. Spectrum Mobile is central to Charter's converged network strategy to provide consumers a differentiated connectivity experience with highly competitive, simple data plans and pricing.

In April, Charter launched Anytime Upgrade, which is now included in the Spectrum Mobile Unlimited Plus data plan at no extra cost, and allows new and existing customers to upgrade their phones whenever they want, as many times as they want, eliminating the traditional wait times and condition requirements associated with phone upgrades. In May, Charter launched a phone balance buyout program, making it easier for customers to switch and save money. When a customer switches to Spectrum Mobile from another provider and purchases at least three lines with at least one ported line, Charter will pay off their existing phone balance on ported lines up to $2,500 while also enabling potential savings of hundreds of dollars annually on their mobile bills.

Second quarter 2024 monthly residential revenue per residential customer totaled $120.77, and increased by 0.4% compared to the prior year period, given promotional rate step-ups, rate adjustments and the growth of Spectrum Mobile, partly offset by a lower mix of video customer relationships, a higher mix of lower priced video packages within Charter's video customer base and retention offers extended to customers that previously received an ACP subsidy.

SMB customer relationships increased by 3,000 in the second quarter of 2024, while second quarter 2023 SMB customer relationships grew by 4,000. Enterprise PSUs grew by 4,000 in the second quarter of 2024 versus 6,000 added in the second quarter of 2023.

Charter continues to work with federal, state and local governments to bring Spectrum Internet to unserved and underserved communities. During the second quarter of 2024, Charter activated 89,000 subsidized rural passings. Within Charter's subsidized rural footprint, total residential and SMB customer relationships increased by 36,000 in the second quarter of 2024.

1.Based on Broadband Download Speed nationally in Opensignal USA: Fixed Broadband Experience Report – National View, May 2024. Based on Opensignal independent analysis of mean download speed. © 2024 Opensignal Limited.
2.Based on Charter’s analysis of Ookla® Speedtest Intelligence® data for overall mobile WiFi and Cellular performance for 1Q24 in Charter’s footprint.

Second Quarter Financial Results
(in millions)

	Three Months Ended June 30,
	2024	2023	% Change
Revenues:
Internet	$5,806	$5,733	1.3%
Video	3,867	4,188	(7.7)%
Voice	350	365	(4.2)%
Mobile service	737	539	36.9%
Residential revenue	10,760	10,825	(0.6)%
Small and medium business	1,101	1,094	0.6%
Enterprise	721	690	4.5%
Commercial revenue	1,822	1,784	2.1%
Advertising sales	397	384	3.3%
Other	706	666	6.0%
Total Revenues	$13,685	$13,659	0.2%

Net income attributable to Charter shareholders	$1,231	$1,223	0.5%
Net income attributable to Charter shareholders margin	9.0%	9.0%

Adjusted EBITDA[1]	$5,665	$5,522	2.6%
Adjusted EBITDA margin	41.4%	40.4%

Capital Expenditures	$2,853	$2,834	0.7%

Net cash flows from operating activities	$3,853	$3,311	16.4%
Free cash flow[1]	$1,296	$668	94.0%

All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

1.Adjusted EBITDA and free cash flow are non-GAAP measures defined in the “Use of Adjusted EBITDA and Free Cash Flow Information” section and are reconciled to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, in the addendum of this news release.

Revenues

Second quarter revenue increased by 0.2% year-over-year to $13.7 billion, driven by growth in residential mobile service, residential Internet, enterprise and other revenues, partly offset by lower residential video revenue.

Residential revenue totaled $10.8 billion in the second quarter, a decrease of 0.6% year-over-year.

Internet revenue grew by 1.3% year-over-year to $5.8 billion, driven by promotional rate step-ups and rate adjustments, partly offset by lower bundled revenue allocation and retention offers extended to customers that previously received an ACP subsidy.

Video revenue totaled $3.9 billion in the second quarter, a decrease of 7.7% compared to the prior year period, driven by a decline in video customers during the last year and a higher mix of lower priced video packages within Charter's video customer base, partly offset by promotional rate step-ups and video rate adjustments that pass through programmer rate increases.

Voice revenue decreased by 4.2% year-over-year to $350 million, driven by a decline in wireline voice customers over the last twelve months, partly offset by voice rate adjustments.

Second quarter mobile service revenue totaled $737 million, an increase of 36.9% year-over-year, driven by mobile line growth and higher bundled revenue allocation.

Commercial revenue increased by 2.1% year-over-year to $1.8 billion, driven by enterprise and SMB revenue growth of 4.5% and 0.6% year-over-year, respectively. The year-over-year increase in second quarter 2024 SMB revenue was driven by higher monthly SMB revenue per SMB customer, primarily due to rate adjustments, and customer relationship growth. Enterprise revenue excluding wholesale increased by 5.9% year-over-year, mostly reflecting PSU growth.

Second quarter advertising sales revenue of $397 million increased by 3.3% compared to the year-ago quarter, primarily driven by higher political revenue. Excluding political revenue in both periods, advertising sales revenue decreased by 2.2% year-over-year due to a more challenged advertising market, partly offset by higher advanced advertising revenue.

Other revenue totaled $706 million in the second quarter, an increase of 6.0% compared to the second quarter of 2023, primarily driven by higher mobile device sales.

Operating Costs and Expenses

Second quarter programming costs decreased by $268 million, or 9.8% as compared to the second quarter of 2023, reflecting fewer video customers and a higher mix of lower cost packages within Charter's video customer base, partly offset by contractual programming rate increases and renewals.

Other costs of revenue increased by $171 million, or 12.6% year-over-year, primarily driven by higher mobile service direct costs and mobile device sales.

Costs to service customers decreased by $88 million, or 4.2% year-over-year, primarily due to lower labor costs and lower bad debt expense.

Sales and marketing expenses increased by $17 million, or 1.9% year-over-year, primarily due to higher marketing costs.

Other expenses increased by $51 million, or 4.7% as compared to the second quarter of 2023, mostly driven by an insurance expense benefit in the year-ago quarter.

Net Income Attributable to Charter Shareholders

Net income attributable to Charter shareholders totaled $1.2 billion in the second quarter of 2024, compared to $1.2 billion in the second quarter of 2023, with higher Adjusted EBITDA mostly offset by higher other operating expense primarily due to restructuring and severance costs and net amounts of litigation settlements.

Net income per basic common share attributable to Charter shareholders totaled $8.58 in the second quarter of 2024 compared to $8.15 during the same period last year. The increase was primarily the result of the factors described above in addition to a 4.5% decrease in basic weighted average common shares outstanding versus the prior year period.

Adjusted EBITDA

Second quarter Adjusted EBITDA of $5.7 billion grew by 2.6% year-over-year, reflecting growth in revenue of 0.2% and a decrease in operating expenses of 1.4%.

Capital Expenditures

Capital expenditures totaled $2.9 billion in the second quarter of 2024, an increase of $19 million compared to the second quarter of 2023. Line extensions capital expenditures totaled $1.1 billion in the second quarter of 2024, driven by Charter's subsidized rural construction initiative and continued network expansion across residential and commercial greenfield and market fill-in opportunities. Second quarter capital expenditures excluding line extensions totaled $1.7 billion, a decrease of $18 million compared to the second quarter of 2023.

Charter now expects full year 2024 capital expenditures to total approximately $12.0 billion, a decrease from Charter's previously expected range of between $12.2 billion and $12.4 billion. The decrease reflects lower Internet and video customer net additions, including the impact of the end of the ACP, which drives lower CPE and capitalized installation costs. Charter continues to expect line extensions capital expenditures of approximately $4.5 billion and network evolution spend of approximately $1.6 billion, compared to $4.0 billion and $0.9 billion, respectively, in 2023. The actual amount of capital expenditures in 2024 will depend on a number of factors including, but not limited to, the pace of Charter's network evolution and expansion initiatives, supply chain timing and growth rates in Charter's residential and commercial businesses.

Cash Flow and Free Cash Flow

During the second quarter of 2024, net cash flows from operating activities totaled $3.9 billion, compared to $3.3 billion in the prior year quarter. The year-over-year increase in net cash flows from operating activities was primarily due to higher Adjusted EBITDA, lower cash taxes due to timing and a more favorable change in working capital.

Free cash flow in the second quarter of 2024 totaled $1.3 billion, an increase of $628 million compared to the second quarter of 2023. The year-over-year increase in free cash flow was primarily driven by an increase in net cash flows from operating activities and a more favorable change in accrued expenses related to capital expenditures.

Liquidity & Financing

As of June 30, 2024, total principal amount of debt was $96.5 billion and Charter's credit facilities provided approximately $4.1 billion of additional liquidity in excess of Charter's $602 million cash position.

In May 2024, Charter Communications Operating, LLC ("Charter Operating") and Charter Communications Operating Capital Corp. jointly issued $1.5 billion of 6.100% senior secured notes due June 2029 at a price of 99.944% of the aggregate principal amount and $1.5 billion of 6.550% senior secured notes due June 2034 at a price of 99.755% of the aggregate principal amount. The net proceeds were used to fund a concurrent tender offer to repurchase $2.7 billion in aggregate principal amount of Charter Operating's 4.908% senior secured notes due July 2025, to prepay Charter Operating's outstanding Term B-1 Loan and to pay related fees and expenses.

In June 2024, a bankruptcy remote special purpose vehicle and consolidated subsidiary of the Company, CCO EIP Financing, LLC, (the “SPV Borrower”) entered into a senior secured revolving credit facility to finance the purchase of equipment installment plan receivables (“EIP Receivables”) with a number of financial institutions (the “EIP Financing Facility”). Borrowings under the EIP Financing Facility are secured by the EIP Receivables transferred to the SPV Borrower, future collections on such EIP Receivables, and related assets consisting primarily of restricted cash.

The revolving credit facility under the EIP Financing Facility bears interest on the outstanding borrowings based on lenders’ cost of funds plus an applicable margin and was 6.46% as of June 30, 2024. The EIP Financing Facility has a final maturity date of June 20, 2028, comprised of a one-year revolving loan period, subject to annual renewal, and if not renewed, cash flows on EIP Receivables are applied to amortize the loan which may occur over a period of up to three years. SPV Borrower may borrow up to

$1.25 billion under the EIP Financing Facility. As of June 30, 2024, the carrying value of the EIP Financing Facility was $873 million and is included in the Company’s consolidated balance sheets.

Share Repurchases

During the three months ended June 30, 2024, Charter purchased 1.5 million shares of Charter Class A common stock and Charter Holdings common units for $404 million.

Webcast

Charter will host a webcast on Friday, July 26, 2024 at 8:30 a.m. Eastern Time (ET) related to the contents of this release.

The webcast can be accessed live via the Company's investor relations website at ir.charter.com. Participants should go to the webcast link no later than 10 minutes prior to the start time to register. The webcast will be archived at ir.charter.com two hours after completion of the webcast.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's Quarterly Report on Form 10-Q for the three and six months ended June 30, 2024, which will be posted on the “Results & SEC Filings” section of the Company's investor relations website at ir.charter.com, when it is filed with the Securities and Exchange Commission (the "SEC"). A slide presentation to accompany the conference call and a trending schedule containing historical customer and financial data will also be available in the “Results & SEC Filings” section.

Use of Adjusted EBITDA and Free Cash Flow Information

The Company uses certain measures that are not defined by U.S. generally accepted accounting principles ("GAAP") to evaluate various aspects of its business. Adjusted EBITDA and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net income attributable to Charter shareholders and net cash flows from operating activities reported in accordance with GAAP. These terms, as defined by Charter, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA and free cash flow are reconciled to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, in the Addendum to this release.

Adjusted EBITDA is defined as net income attributable to Charter shareholders plus net income attributable to noncontrolling interest, net interest expense, income taxes, depreciation and amortization, stock compensation expense, other income (expenses), net and other operating (income) expenses, net, such as special charges and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company's businesses as well as other non-cash or special items, and is unaffected by the Company's capital structure or investment activities. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing. These costs are evaluated through other financial measures.

Free cash flow is defined as net cash flows from operating activities, less capital expenditures and changes in accrued expenses related to capital expenditures.

Management and Charter's board of directors use Adjusted EBITDA and free cash flow to assess Charter's performance and its ability to service its debt, fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the leverage ratio calculation under the Company's credit facilities or outstanding notes to determine compliance with the covenants contained in the facilities and notes (all such documents have been previously filed with the SEC). For the purpose of calculating compliance with leverage covenants, the Company uses Adjusted EBITDA, as presented, excluding certain expenses paid by its operating subsidiaries to other Charter entities. The Company's debt covenants refer to these expenses as management fees, which were $366 million and $335 million for the three months ended June 30, 2024 and 2023, respectively, and $737 million and $709 million for the six months ended June 30, 2024 and 2023, respectively.

About Charter

Charter Communications, Inc. (NASDAQ:CHTR) is a leading broadband connectivity company and cable operator with services available to more than 57 million homes and businesses in 41 states through its Spectrum brand. Over an advanced communications network, the Company offers a full range of state-of-the-art residential and business services including Spectrum Internet®, TV, Mobile and Voice.

For small and medium-sized companies, Spectrum Business® delivers the same suite of broadband products and services coupled with special features and applications to enhance productivity, while for larger businesses and government entities, Spectrum Enterprise® provides highly customized, fiber-based solutions. Spectrum Reach® delivers tailored advertising and production for the modern media landscape. The Company also distributes award-winning news coverage and sports programming to its customers through Spectrum Networks. More information about Charter can be found at corporate.charter.com.

# # #

Contact:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations as reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under “Risk Factors” from time to time in our filings with the SEC. Many of the forward-looking statements contained in this communication may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” "initiatives," “seek,” “would,” “could,” “continue,” “ongoing,” “upside,” “increases,” "grow," "focused on" and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this communication are set forth in our annual report on Form 10-K, and in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

•our ability to sustain and grow revenues and cash flow from operations by offering Internet, video, voice, mobile, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our service areas and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures;
•the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite ("DBS") operators, wireless broadband and telephone providers, digital subscriber line (“DSL”) providers, fiber to the home providers and providers of video content over broadband Internet connections;
•general business conditions, unemployment levels and the level of activity in the housing sector and economic uncertainty or downturn;
•our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents and distribution requirements);
•our ability to develop and deploy new products and technologies including consumer services and service platforms;
•any events that disrupt our networks, information systems or properties and impair our operating activities or our reputation;
•the effects of governmental regulation on our business including subsidies to consumers, subsidies and incentives for competitors, costs, disruptions and possible limitations on operating flexibility related to, and our ability to comply with, regulatory conditions applicable to us;
•the ability to hire and retain key personnel;
•our ability to procure necessary services and equipment from our vendors in a timely manner and at reasonable costs including in connection with our network evolution and rural construction initiatives;
•the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets; and
•our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this communication.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net income attributable to Charter shareholders	$1,231	$1,223	$2,337	$2,244
Plus: Net income attributable to noncontrolling interest	192	190	366	352
Interest expense, net	1,328	1,298	2,644	2,563
Income tax expense	427	444	873	818
Depreciation and amortization	2,170	2,172	4,360	4,378
Stock compensation expense	153	168	367	376
Other, net	164	27	215	141
Adjusted EBITDA (a)	$5,665	$5,522	$11,162	$10,872

Net cash flows from operating activities	$3,853	$3,311	$7,065	$6,634
Less: Purchases of property, plant and equipment	(2,853)	(2,834)	(5,644)	(5,298)
Change in accrued expenses related to capital expenditures	296	191	233	(4)
Free cash flow (a)	$1,296	$668	$1,654	$1,332

The above schedule is presented in order to reconcile Adjusted EBITDA and free cash flow, non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

UNAUDITED ALTERNATIVE PRESENTATION OF ADJUSTED EBITDA
(dollars in millions)

	Three Months Ended June 30,			Six Months Ended June 30,
	2024	2023	% Change	2024	2023	% Change
REVENUES:
Internet	$5,806	$5,733	1.3%	$11,632	$11,451	1.6%
Video	3,867	4,188	(7.7)%	7,775	8,442	(7.9)%
Voice	350	365	(4.2)%	724	738	(1.9)%
Mobile service	737	539	36.9%	1,422	1,036	37.4%
Residential revenue	10,760	10,825	(0.6)%	21,553	21,667	(0.5)%
Small and medium business	1,101	1,094	0.6%	2,189	2,185	0.2%
Enterprise	721	690	4.5%	1,429	1,372	4.2%
Commercial revenue	1,822	1,784	2.1%	3,618	3,557	1.7%
Advertising sales	397	384	3.3%	788	739	6.5%
Other	706	666	6.0%	1,405	1,349	4.2%
Total Revenues	13,685	13,659	0.2%	27,364	27,312	0.2%

COSTS AND EXPENSES:
Programming	2,472	2,740	(9.8)%	5,042	5,539	(9.0)%
Other costs of revenue	1,538	1,367	12.6%	2,996	2,695	11.2%
Costs to service customers	1,981	2,069	(4.2)%	4,075	4,164	(2.1)%
Sales and marketing	912	895	1.9%	1,832	1,841	(0.5)%
Other expense (b)	1,117	1,066	4.7%	2,257	2,201	2.5%
Total operating costs and expenses (b)	8,020	8,137	(1.4)%	16,202	16,440	(1.4)%

Adjusted EBITDA (a)	$5,665	$5,522	2.6%	$11,162	$10,872	2.7%

All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

See footnotes on page 7.
Addendum to Charter Communications, Inc. Second Quarter 2024 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
REVENUES	$13,685	$13,659	$27,364	$27,312

COSTS AND EXPENSES:
Operating costs and expenses (exclusive of items shown separately below)	8,173	8,305	16,569	16,816
Depreciation and amortization	2,170	2,172	4,360	4,378
Other operating (income) expenses, net	79	(58)	41	(48)
	10,422	10,419	20,970	21,146
Income from operations	3,263	3,240	6,394	6,166

OTHER INCOME (EXPENSES):
Interest expense, net	(1,328)	(1,298)	(2,644)	(2,563)
Other expenses, net	(85)	(85)	(174)	(189)
	(1,413)	(1,383)	(2,818)	(2,752)
Income before income taxes	1,850	1,857	3,576	3,414
Income tax expense	(427)	(444)	(873)	(818)
Consolidated net income	1,423	1,413	2,703	2,596
Less: Net income attributable to noncontrolling interests	(192)	(190)	(366)	(352)
Net income attributable to Charter shareholders	$1,231	$1,223	$2,337	$2,244

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CHARTER SHAREHOLDERS:
Basic	$8.58	$8.15	$16.24	$14.89
Diluted	$8.49	$8.05	$16.03	$14.69
Weighted average common shares outstanding, basic	143,329,828	150,091,880	143,920,073	150,761,406
Weighted average common shares outstanding, diluted	144,914,860	151,975,698	145,742,397	152,727,540

Addendum to Charter Communications, Inc. Second Quarter 2024 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	June 30,	December 31,
	2024	2023
ASSETS	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$602	$709
Accounts receivable, net	3,000	2,965
Prepaid expenses and other current assets	531	458
Total current assets	4,133	4,132

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	41,256	39,520
Customer relationships, net	1,319	1,745
Franchises	67,444	67,396
Goodwill	29,668	29,668
Total investment in cable properties, net	139,687	138,329

OTHER NONCURRENT ASSETS	4,791	4,732

Total assets	$148,611	$147,193

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable, accrued and other current liabilities	$10,726	$11,214
Current portion of long-term debt	—	2,000
Total current liabilities	10,726	13,214

LONG-TERM DEBT	96,692	95,777
EQUIPMENT INSTALLMENT PLAN FINANCING FACILITY	873	—
DEFERRED INCOME TAXES	18,927	18,954
OTHER LONG-TERM LIABILITIES	4,679	4,530

SHAREHOLDERS' EQUITY:
Controlling interest	12,879	11,086
Noncontrolling interests	3,835	3,632
Total shareholders' equity	16,714	14,718

Total liabilities and shareholders' equity	$148,611	$147,193

Addendum to Charter Communications, Inc. Second Quarter 2024 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$1,423	$1,413	$2,703	$2,596
Adjustments to reconcile consolidated net income to net cash flows from operating activities:
Depreciation and amortization	2,170	2,172	4,360	4,378
Stock compensation expense	153	168	367	376
Noncash interest, net	8	7	16	4
Deferred income taxes	(34)	(40)	(13)	(63)
Other, net	90	83	105	187
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	6	(13)	(33)	57
Prepaid expenses and other assets	101	(25)	(265)	(361)
Accounts payable, accrued liabilities and other	(64)	(454)	(175)	(540)
Net cash flows from operating activities	3,853	3,311	7,065	6,634

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(2,853)	(2,834)	(5,644)	(5,298)
Change in accrued expenses related to capital expenditures	296	191	233	(4)
Other, net	(172)	(207)	(225)	(287)
Net cash flows from investing activities	(2,729)	(2,850)	(5,636)	(5,589)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	8,822	3,944	14,743	11,048
Borrowings of equipment installment plan financing facility	876	—	876	—
Repayments of long-term debt	(10,068)	(3,995)	(15,784)	(10,735)
Payments for debt issuance costs	(25)	—	(27)	(18)
Purchase of treasury stock	(361)	(326)	(877)	(1,238)
Proceeds from exercise of stock options	—	3	2	5
Purchase of noncontrolling interest	(46)	(54)	(141)	(176)
Distributions to noncontrolling interest	(61)	(80)	(64)	(83)
Other, net	(280)	(9)	(224)	(15)
Net cash flows from financing activities	(1,143)	(517)	(1,496)	(1,212)

NET DECREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(19)	(56)	(67)	(167)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, beginning of period	661	534	709	645
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, end of period	$642	$478	$642	$478

CASH PAID FOR INTEREST	$1,362	$1,243	$2,598	$2,432
CASH PAID FOR TAXES	$569	$845	$647	$906

As of June 30, 2024, cash, cash equivalents and restricted cash includes $40 million of restricted cash included in prepaid expenses and other current assets in the consolidated balance sheets.
Addendum to Charter Communications, Inc. Second Quarter 2024 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS
(in thousands, except per customer and penetration data)

	Approximate as of
	June 30, 2024(c)	March 31, 2024(c)	December 31, 2023 (c)	June 30, 2023(c)
Footprint
Estimated Passings (d)	57,774	57,351	56,986	56,209

Customer Relationships (e)
Residential	29,615	29,797	29,904	30,009
SMB	2,222	2,219	2,222	2,219
Total Customer Relationships	31,837	32,016	32,126	32,228

Residential	(182)	(107)	(108)	13
SMB	3	(3)	(2)	4
Total Customer Relationships Quarterly Net Additions	(179)	(110)	(110)	17

Total Customer Relationship Penetration of Estimated Passings (f)	55.1%	55.8%	56.4%	57.3%

Monthly Residential Revenue per Residential Customer (g)	$120.77	$120.48	$119.41	$120.25
Monthly SMB Revenue per SMB Customer (h)	$165.28	$163.44	$162.38	$164.56

Residential Customer Relationships Penetration
One Product Penetration (i)	47.7%	47.3%	46.7%	46.0%
Two Product Penetration (i)	33.2%	33.0%	33.1%	33.0%
Three or More Product Penetration (i)	19.2%	19.7%	20.2%	20.9%

% Residential Non-Video Customer Relationships	57.1%	56.0%	54.8%	53.1%

Internet
Residential	28,318	28,472	28,544	28,549
SMB	2,049	2,044	2,044	2,037
Total Internet Customers	30,367	30,516	30,588	30,586

Residential	(154)	(72)	(62)	70
SMB	5	—	1	7
Total Internet Quarterly Net Additions	(149)	(72)	(61)	77

Video
Residential	12,718	13,111	13,503	14,071
SMB	591	606	619	635
Total Video Customers	13,309	13,717	14,122	14,706

Residential	(393)	(392)	(248)	(189)
SMB	(15)	(13)	(9)	(11)
Total Video Quarterly Net Additions	(408)	(405)	(257)	(200)

Voice
Residential	6,170	6,438	6,712	7,248
SMB	1,276	1,288	1,293	1,294
Total Voice Customers	7,446	7,726	8,005	8,542

Residential	(268)	(274)	(248)	(225)
SMB	(12)	(5)	(3)	4
Total Voice Quarterly Net Additions	(280)	(279)	(251)	(221)

Mobile Lines (j)
Residential	8,531	7,992	7,519	6,410
SMB	278	260	247	216
Total Mobile Lines	8,809	8,252	7,766	6,626

Residential	539	473	532	628
SMB	18	13	14	20
Total Mobile Lines Quarterly Net Additions	557	486	546	648

Enterprise (k)
Enterprise Primary Service Units ("PSUs")	312	308	303	294
Enterprise Quarterly Net Additions	4	5	5	6

See footnotes on page 7.
Addendum to Charter Communications, Inc. Second Quarter 2024 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CAPITAL EXPENDITURES
(dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Customer premise equipment (l)	$562	$576	$1,197	$1,113
Scalable infrastructure (m)	362	353	690	707
Upgrade/rebuild (n)	389	392	870	681
Support capital (o)	421	431	809	825
Capital expenditures, excluding line extensions	1,734	1,752	3,566	3,326

Subsidized rural construction line extensions	565	529	992	900
Other line extensions	554	553	1,086	1,072
Total line extensions (p)	1,119	1,082	2,078	1,972
Total capital expenditures	$2,853	$2,834	$5,644	$5,298

Capital expenditures included in total related to:
Commercial services	$382	$409	$757	$776
Subsidized rural construction initiative (q)	$567	$541	$994	$932
Mobile	$64	$82	$123	$159

See footnotes on page 7.

Addendum to Charter Communications, Inc. Second Quarter 2024 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
FOOTNOTES

(a)Adjusted EBITDA is defined as net income attributable to Charter shareholders plus net income attributable to noncontrolling interest, net interest expense, income taxes, depreciation and amortization, stock compensation expense, other (income) expenses, net and other operating (income) expenses, net such as special charges and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of our businesses as well as other non-cash or special items, and is unaffected by our capital structure or investment activities. Free cash flow is defined as net cash flows from operating activities, less capital expenditures and changes in accrued expenses related to capital expenditures.
(b)Other expense excludes stock compensation expense. Total operating costs and expenses excludes stock compensation expense, depreciation and amortization and other operating (income) expenses, net.
(c)We calculate the aging of customer accounts based on the monthly billing cycle for each account in accordance with our collection policies. On that basis, at June 30, 2024, March 31, 2024, December 31, 2023 and June 30, 3023, customers included approximately 79,400, 110,000, 135,800 and 128,600 customers, respectively, whose accounts were over 60 days past due, approximately 10,000, 42,600, 54,700 and 47,000 customers, respectively, whose accounts were over 90 days past due and approximately 13,500, 283,100, 286,000 and 229,200 customers, respectively, whose accounts were over 120 days past due. The decrease in accounts past due is predominately due to revisions to customer account balances associated with the end of the Affordable Connectivity Program, including balance write-offs and conversion to payment plans. Bad debt expense associated with these past due accounts was predominantly reflected in our consolidated statements of operations in prior periods.
(d)Passings represent our estimate of the number of units, such as single family homes, apartment and condominium units and SMB and enterprise sites passed by our cable distribution network in the areas where we offer the service indicated. These estimates are based upon the information available at this time and are updated for all periods presented when new information becomes available.
(e)Customer relationships include the number of customers that receive one or more levels of service, encompassing Internet, video, voice and mobile services, without regard to which service(s) such customers receive. Customers who reside in residential multiple dwelling units ("MDUs") and that are billed under bulk contracts are counted based on the number of billed units within each bulk MDU. Total customer relationships exclude enterprise and mobile-only customer relationships.
(f)Penetration represents residential and SMB customers as a percentage of estimated passings. Penetration excludes mobile-only customers.
(g)Monthly residential revenue per residential customer is calculated as total residential quarterly revenue divided by three divided by average residential customer relationships during the respective quarter and excludes mobile-only customer relationships.
(h)Monthly SMB revenue per SMB customer is calculated as total SMB quarterly revenue divided by three divided by average SMB customer relationships during the respective quarter and excludes mobile-only customer relationships.
(i)One product, two product and three or more product penetration represents the number of residential customers that subscribe to one product, two products or three or more products, respectively, as a percentage of residential customer relationships, excluding mobile-only customers.
(j)Mobile lines include phones and tablets which require one of our standard rate plans (e.g., "Unlimited" or "By the Gig"). Mobile lines exclude wearables and other devices that do not require standard phone rate plans.
(k)Enterprise PSUs represents the aggregate number of fiber service offerings counting each separate service offering at each customer location as an individual PSU.
(l)Customer premise equipment includes equipment and devices located at the customer's premise used to deliver our Internet, video and voice services (e.g., modems, routers and set-top boxes), as well as installation costs.
(m)Scalable infrastructure includes costs, not related to customer premise equipment or our network, to secure growth of new customers or provide service enhancements (e.g., headend equipment).
(n)Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including our network evolution initiative.
(o)Support capital includes costs associated with the replacement or enhancement of non-network assets (e.g., back-office systems, non-network equipment, land and buildings, vehicles, tools and test equipment).
(p)Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).
(q)The subsidized rural construction initiative subcategory includes projects for which we are receiving subsidies from federal, state and local governments, excluding customer premise equipment and installation.

Addendum to Charter Communications, Inc. Second Quarter 2024 Earnings Release